Exhibit 10.5

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of January 24, 2013 (the “Effective Date”) by and between GARY J. WOJTASZEK (“Employee”) and CYRUS ONE LLC, a Delaware limited liability company (“Employer”).

WHEREAS, CyrusOne Inc. a Maryland corporation (“CyrusOne”), pursuant to the Form S-11 registration statement filed August 8, 2012 with the Securities and Exchange Commission (the “SEC”) and amended from time to time, has consummated an initial public offering (the “IPO”) of its common stock as of January 24, 2013;

WHEREAS, Employee was a party to an employment agreement (the “Prior Agreement”) with Cincinnati Bell Inc., the prior parent of CyrusOne dated as of January 1, 2009 and amended effective January 27, 2011. When used herein, “CBI” shall refer to Cincinnati Bell Inc. and its subsidiaries other than those entities comprising the CyrusOne Group (as defined in Section 3(b) below);

WHEREAS, Employer wishes to employ Employee, and Employee has resigned from all of his positions with CBI and wishes to become an employee of Employer pursuant to the terms and conditions of this Agreement;

WHEREAS, the terms and conditions of Employee’s resignation from all of his positions with CBI are set forth in a resignation letter made by and between Employee and CBI and dated as of January 23, 2013 (the “Resignation Letter”);

NOW, THEREFORE, in consideration of the above and the promises and mutual obligations of the parties contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee agree as follows:

1. Employment. By this Agreement, Employer and Employee set forth the terms of Employer’s employment of Employee on and after the Effective Date.

2. Term of Agreement. The term of this Agreement initially shall be the one year period commencing on the Effective Date; provided, however, that on the first anniversary of the Effective Date and on each subsequent anniversary of the Effective Date, the term of this Agreement automatically shall be extended for a period of one additional year, unless earlier terminated in accordance with Section 13 (the “Term”). Notwithstanding anything in this Agreement to the contrary, Sections 7, 8, 9, 10, 11 and 12 shall survive any termination of the Term, this Agreement and Employee’s termination of employment hereunder.

3. Duties. (a) Title/Reporting. Employee shall serve as President & Chief Executive Officer of CyrusOne, or in such other equivalent capacity as may be designated by the Board of Directors of CyrusOne (the”Board”). Employee shall report to the Board.

(b) Affiliates. Employee shall furnish such managerial, executive, financial, technical and other skills, advice, and assistance in operating the CyrusOne Group as may be reasonably requested of him. As of the Effective Date, the “CyrusOne Group” means the Employer, CyrusOne LP, CyrusOne and their respective subsidiaries. For the avoidance of doubt, the term CyrusOne Group shall not include Cincinnati Bell Inc. or any subsidiaries of Cincinnati Bell Inc. that are not subsidiaries of CyrusOne.

(c) Duties. Employee shall perform such duties, consistent with the provisions of Section 3(a), as are reasonably assigned to Employee, including, without limitation, service as an officer for other entities in the CyrusOne Group.

(d) Full Working Time. Employee shall devote Employee’s entire time, attention and energies to the business of the CyrusOne Group. The words “entire time, attention and energies” are intended to mean that Employee shall devote Employee’s full effort during reasonable working hours to the business of CyrusOne Group and shall devote at least 40 hours per week to the business of the CyrusOne Group. Employee shall travel to such places as are necessary in the performance of Employee’s duties.

4. Compensation.

(a) Base Salary. Employee shall receive an annual base salary (the “Base Salary”) of $576,000.00 per year, payable in accordance with Employer’s regular payroll practices as then in effect, for each year during the Term, subject to proration for any partial year. Such Base Salary, and all other amounts payable under this Agreement, shall be subject to withholding as required by law.

(b) Annual Bonus. In addition to the Base Salary, during the Term, Employee shall be eligible to receive an annual bonus (the “Bonus”) for each calendar year for which services are performed under this Agreement. Any Bonus for a calendar year shall be payable after the conclusion of the calendar year in accordance with Employer’s regular bonus payment policies, but in no event paid later than March 15th following the end of the applicable calendar year. Each year, Employee shall be given a Bonus target of not less than 100% of his then current Base Salary, subject to proration for a partial year. The actual Bonus target shall be established from time to time by the compensation committee (the “Compensation Committee”) of the Board if Employee is a named executive officer for purposes of CyrusOne’s annual proxy statement or is otherwise an executive officer whose compensation is determined by the Compensation Committee, or, if Employee is not so subject, then in accordance with the provisions of CyrusOne’s then existing annual incentive plan or any similar plan made available to employees of the CyrusOne Group (the “annual incentive plan”) in which Employee participates. Any Bonus award to Employee shall further be subject to the terms and conditions of any such applicable annual incentive plan, and, to the extent any Bonus award to Employee is intended to be “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the performance goals applicable to the Bonus award shall be based on one or more of the performance criteria set forth in the applicable section of a shareholder-approved annual incentive plan.

(c) Long-Term Incentive Awards. In each year during the Term, Employee shall be eligible to be considered for grants of awards under any of Employer’s long-term incentive compensation plans maintained by CyrusOne for the benefit of CyrusOne Group employees.

(d) Compensation Review. On at least an annual basis during the Term, the Base Salary and Bonus target shall be reviewed and subject to adjustment at the discretion of the Board.

5. Expenses. All reasonable and necessary expenses incurred by Employee in the course of the performance of Employee’s duties to the CyrusOne Group shall be reimbursable in accordance with Employer’s then current travel and expense policies.

6. Benefits.

(a) While Employee remains in the employ of Employer, Employee shall be eligible to participate in all of the various employee benefit plans and programs which are made available to similarly situated officers of CyrusOne, in accordance with the eligibility provisions and other terms and conditions of such plans and programs.

(b) Notwithstanding anything contained herein to the contrary, the Base Salary and any Bonuses otherwise payable to Employee shall be reduced by any benefits paid to Employee by Employer under any disability plans made available to Employee by the CyrusOne Group (the “Disability Plans”).

(c) In addition, Employee shall be eligible to receive those benefits set forth on Schedule 1 hereto, payable in accordance with Employer’s regular payment policies with respect to such benefits.

7. Confidentiality. The CyrusOne Group is engaged in, among other things, investing in and operating data centers throughout the United States and internationally. Employee acknowledges that in the course of employment with the Employer, Employee shall be entrusted with or obtain access to information (all of which information is referred to hereinafter collectively as the “Information”) proprietary to members of the CyrusOne Group, that Employee did not have or have access to prior to signing this Agreement, including, without limitation, the following: the organization and management of each member of the CyrusOne Group; the names, addresses, buying habits and other special information regarding past, present and potential customers, employees and suppliers of the CyrusOne Group; customer and supplier contracts and transactions or price lists of the CyrusOne Group and its suppliers; products, services, programs and processes sold, licensed or developed by the CyrusOne Group; technical data, plans and specifications, and present and/or future development projects of the CyrusOne Group; financial and/or marketing data respecting the conduct of the present or future phases of business of the CyrusOne Group; computer programs, systems and/or software; ideas, inventions, trademarks, trade secrets, business information, know-how, processes, improvements, designs, redesigns, discoveries and developments of the CyrusOne Group; and other information considered confidential by any of the CyrusOne Group or customers or suppliers of the CyrusOne Group. Employee may also be entrusted with and have access to Third Party Information. The term “Third Party Information” means confidential or trade secret information that the CyrusOne Group may receive from third parties or information which is subject to a duty on the CyrusOne Group members’ parts to maintain the confidentiality of such Third Party Information and to use it only for limited purposes. At all times during the Term and thereafter, Employee agrees to retain the Information and Third Party Information in absolute confidence and not to disclose the Information and Third Party Information to any person or organization except as required in the performance of Employee’s duties for the CyrusOne Group, without the express written consent of Employer; provided that Employee’s obligation of confidentiality shall not extend to any Information which becomes generally available to the public other than as a result of disclosure by Employee.

8. New Developments. All ideas, inventions, discoveries, concepts, trade secrets, trademarks, service marks or other developments or improvements, whether patentable or not, conceived by Employee, alone or with others, at any time during the Term, whether or not during working hours or on the premises of the CyrusOne Group, which are within the scope of or related to the business operations of any member of the CyrusOne Group (the “New Developments”), shall be and remain the exclusive property of such member of the CyrusOne Group. Employee agrees that any New Developments which, within one year after the cessation of employment with Employer, are made, disclosed, reduced to a tangible or written form or description or are reduced to practice by Employee and which are based upon, utilize or incorporate Information shall, as between Employee and the CyrusOne Group, be presumed to have been made during Employee’s employment by Employer. Employee further agrees that Employee shall not, during the Term, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity and that Employee shall not bring onto the premises of the CyrusOne Group any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

At all times during the Term and thereafter, Employee shall do all things reasonably necessary to ensure ownership of such New Developments by the applicable member of the CyrusOne Group, including the execution of documents assigning and transferring to such member of the CyrusOne Group all of Employee’s rights, title and interest in and to such New Developments and the execution of all documents required to enable such member of the CyrusOne Group to file and obtain patents, trademarks, service marks and copyrights in the United States and foreign countries on any of such New Developments.

9. Surrender of Material upon Termination. Employee hereby agrees that upon cessation of Employee’s employment, for whatever reason and whether voluntary or involuntary, or upon the request of Employer at any time, Employee shall immediately surrender to Employer all of the property and other things of value in his possession or in the possession of any person or entity under Employee’s control that are the property of any member of the CyrusOne Group, including without any limitation all personal notes, drawings, manuals, documents, photographs or the like, including copies and derivatives thereof, and e-mails and other electronic and digital information of all types regardless of where or the type of device on which such materials may be stored by Employee, relating directly or indirectly to any Information, materials or New Developments, or relating directly or indirectly to the business of any member of the CyrusOne Group, or, with the permission of Employer, shall destroy such copies of such materials.

10. Remedies. (a) Employer and Employee hereby acknowledge and agree that the services rendered by Employee to the CyrusOne Group, the information disclosed to Employee during and by virtue of Employee’s employment and Employee’s commitments and obligations to any member of the CyrusOne Group herein are of a special, unique and extraordinary character, and that the breach of any provision of this Agreement by Employee shall cause the CyrusOne Group irreparable injury and damage, and consequently the Employer shall be entitled to, in addition to all other remedies available to it, injunctive and equitable relief to prevent a breach of Sections 7, 8, 9, 11 and 12 of this Agreement and to secure the enforcement of this Agreement.

(b) Except as provided in Section 10(a), the parties hereto agree to submit to final and binding arbitration any dispute, claim or controversy, whether for breach of this Agreement or for violation of any of Employee’s statutorily created or protected rights, arising between the parties that either party would have been otherwise entitled to file or pursue in court or before any administrative agency (herein, a “claim”), and each party waives all right to sue the other party. To the extent Employee may have a non-waivable right to file or participate in a claim or charge, Employee agrees that to the maximum extent permitted by law he shall not obtain and waives any right or entitlement to obtain relief or damages (whether legal, monetary, equitable, or other) from such non-waivable claim or change.

(i) This agreement to arbitrate and any resulting arbitration award are enforceable under and subject to the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (“FAA”). If the FAA is held not to apply for any reason, then the laws of the State of Texas concerning the enforceability of arbitration agreements and awards (without regard to its conflicts of laws principles) shall govern this Agreement and the arbitration award.

(ii) (A) All of a party’s claims must be presented at a single arbitration hearing. Any claim not raised at the arbitration hearing is waived and released. The arbitration hearing shall take place in Dallas, Texas.

(B) The arbitration process shall be governed by the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”) except to the extent they are modified by this Agreement. In the event that any provisions of this Section 10 are determined by AAA to be unenforceable or impermissibly contrary to AAA rules, then this Section 10 shall be modified as necessary to comply with AAA requirements.

(C) Employee has had an opportunity to review the AAA rules and the requirements that Employee must pay a filing fee, which Employer has agreed to split on an equal basis.

(D) The arbitrator shall be selected from a panel of arbitrators chosen by the AAA. After the filing of a Request for Arbitration, the AAA shall send simultaneously to Employer and Employee an identical list of names of five persons chosen from the panel. Each party shall have 10 days from the transmittal date in which to strike up to two names, number the remaining names in order of preference and return the list to the AAA.

(E) Any pre-hearing disputes shall be presented to the arbitrator for expeditious, final and binding resolution.

(F) The award of the arbitrator shall be in writing and shall set forth each issue considered and the arbitrator’s finding of fact and conclusions of law as to each such issue.

(G) The remedy and relief that may be granted by the arbitrator to Employee are limited to lost wages, benefits, cease and desist and affirmative relief, compensatory, liquidated and punitive damages and reasonable attorney’s fees, and shall not include reinstatement or promotion. If the arbitrator would have awarded reinstatement or promotion, but for the prohibition in this Agreement, the arbitrator may award reasonable front pay. The arbitrator may assess to either party, or split, the arbitrator’s fee and expenses and the cost of the transcript, if any, in accordance with the arbitrator’s determination of the merits of each party’s position, but each party shall bear any cost for its witnesses and proof.

(H) Employer and Employee recognize that a primary benefit each derives from arbitration is avoiding the delay and costs normally associated with litigation. Therefore, neither party shall be entitled to conduct any discovery prior to the arbitration hearing except that: (1) Employer shall furnish Employee with copies of all non-privileged documents in Employee’s personnel file; (2) if the claim is for discharge, Employee shall furnish Employer with records of earnings and benefits relating to Employee’s subsequent employment (including self-employment) and all documents relating to Employee’s efforts to obtain subsequent employment; (3) the parties shall exchange copies of all documents they intend to introduce as evidence at the arbitration hearing at least 10 days prior to such hearing; (4) Employee shall be allowed (at Employee’s expense) to take the depositions, for a period not to exceed four hours each, of two representatives of Employer, and Employer shall be allowed (at its expense) to depose Employee for a period not to exceed four hours; and (5) Employer or Employee may ask the arbitrator to grant additional discovery to the extent permitted by AAA rules upon a showing that such discovery is necessary.

(I) Nothing herein shall prevent either party from taking the deposition of any witness where the sole purpose for taking the deposition is to use the deposition in lieu of the witness testifying at the hearing and the witness is, in good faith, unavailable to testify in person at the hearing due to poor health, residency and employment more than 50 miles from the hearing site, conflicting travel plans or other comparable reason.

(J) Arbitration must be requested in writing no later than six months from the date of the party’s knowledge of the matter disputed by the claim. A party’s failure to initiate arbitration within the time limits herein shall be considered a waiver and release by that party with respect to any claim subject to arbitration under this Agreement.

(K) Employer and Employee consent that judgment upon the arbitration award may be entered in any Federal or state court that has jurisdiction.

(L) Except as provided in Section 10(a), neither party shall commence or pursue any litigation on any claim that is or was subject to arbitration under this Agreement.

(M) All aspects of any arbitration procedure under this Agreement, including the hearing and the record of the proceedings, are confidential and shall not be open to the public, except to the extent the parties agree otherwise in writing, or as may be appropriate in any subsequent proceedings between the parties, or as may otherwise be appropriate in response to a governmental agency or legal process or as may be required to be disclosed by the CyrusOne Group pursuant to applicable law, rule or regulation to which the CyrusOne Group is subject, including requirements of the Securities and Exchange Commission and any stock exchanges on which CyrusOne’s securities are listed.

11. Covenant Not to Compete; No Interference; No Solicitation. (a) Employee acknowledges that (a) the business of the CyrusOne Group in which Employee shall be principally engaged is investing in and operating data centers throughout the United States and internationally; (b) the CyrusOne Group’s business is national and international in scope; (c) Employee’s work for Employer shall give Employee access to the confidential affairs and proprietary information of the CyrusOne Group and to “trade secrets” (as defined under the laws of the State of Texas) of the CyrusOne Group; (d) the covenants and agreements of Employee contained in this Section 11 are essential to protect the legitimate business and goodwill of the CyrusOne Group; (e) the covenants in this Section 11 do not impose an undue hardship on Employee and shall not prevent Employee from engaging in gainful employment: and (f) Employer would not have entered into this Agreement but for the covenants and agreements set forth in this Section 11. Therefore, ancillary to the otherwise enforceable agreements set forth in this

Agreement, and to avoid the actual or threatened misappropriation of the Information or goodwill, Employee agrees to the restrictive covenants set forth in this Agreement. At all times during the Term and during the one year period following cessation of Employee’s employment with Employer for any reason (the “Restricted Period”), Employee agrees that Employee will not accept employment or engage or participate in any business activity (whether as a principal, partner, joint venturer, agent, employee, salesperson, consultant, independent contractor, director, officer or otherwise) with a “Competitor” of the CyrusOne Group that would involve Employee:

(i) providing, selling or attempting to sell, or assisting in the sale or attempted sale of, any services or products competitive with or similar to those services or products with which Employee had any involvement, and/or regarding which Employee had any Information, during Employee’s employment with Employer (including any products or services being researched or developed by the CyrusOne Group during Employee’s employment with Employer); or

(ii) providing or performing services that are similar to any services that Employee provided to or performed for the CyrusOne Group during Employee’s employment with Employer.

For purposes of this provision, a “Competitor” is any business or entity that, at any time during the one year period following Employee’s termination or separation, provides or seeks to provide, any products or services similar or related to any products sold or any services provided by the CyrusOne Group. “Competitor” includes, without limitation, any company or business that provides data colocation services to businesses or entities. The restrictions set forth in this paragraph will be limited to the geographic areas (1) where Employee performed services for the CyrusOne Group, (2) where Employee solicited or served the CyrusOne Group’s customers or clients, and/or (3) otherwise impacted or influenced by Employee’s provision of services to the CyrusOne Group. Notwithstanding the foregoing, Employee may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers Automatic Quotation System or equivalent non-U.S. securities exchange, (B) Employee is not a controlling person of, or a member of a group which controls, such entity and (C) Employee does not, directly or indirectly, own one percent (1%) or more of any class of securities of such entity.

(b) During the Restricted Period, Employee shall not either directly or indirectly, solicit business from or interfere with or adversely affect, or attempt to interfere with or adversely affect, the CyrusOne Group’s relationships with any person, firm, association, corporation or other entity which was known by Employee during his employment with Employer to be, or is included on any listing to which Employee had access during the course of employment as, a customer, client, supplier, consultant or employee of the CyrusOne Group and Employee shall not divert or change, or attempt to divert or change, any such relationship to the detriment of the CyrusOne Group or to the benefit of any other person, firm, association, corporation or other entity.

(c) During the Restricted Period, Employee shall not, (x) without the prior written consent of Employer, accept employment, as an employee, consultant or otherwise, with any company or entity which is a supplier of the CyrusOne Group at any time during the final year of Employee’s employment with Employer or (y) induce or seek to induce any other employee of the CyrusOne Group to terminate his or her employment relationship with the CyrusOne Group.

(d) Employee iterates that the covenants, restrictions, agreements and obligations set forth herein are founded upon valuable consideration and, with respect to the covenants, restrictions, agreements and obligations set forth in this Section 11, are reasonable in duration and geographic scope. The time period and geographical area set forth in this Section 11 are each divisible and separable, and, in the event that the covenants not to compete and/or not to divert business or employees contained therein are judicially held invalid or unenforceable as to such time period and/or geographical area, they shall be valid and enforceable in such geographical area(s) and for such time period(s) which the court determines to be reasonable and enforceable. Employee agrees that in the event that any court of competent jurisdiction determines that the above covenants are invalid or unenforceable, Employee shall join with Employer in requesting such court to construe the applicable provision by limiting or reducing it so as to be enforceable to the extent compatible with the then applicable law. After such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced. Furthermore, it is agreed that any period of restriction or covenant hereinabove stated shall not include any period of violation or period of time required for litigation or arbitration to enforce such restrictions or covenants. If any of the provisions in this Section 11 conflict with similar provisions in any other document or agreement related to Employee’s employment with Employer, the provisions of this Agreement will apply; provided, however, if the restrictions set forth in the other document or agreement at issue are broader in scope that those in this Agreement and are enforceable under applicable law, those restrictions will apply.

12. Goodwill. In the course of employment with Employer, Employee will be entrusted with, have access to and obtain goodwill belonging to the CyrusOne Group. Employee agrees not to use the goodwill for the benefit of any person or entity other than the CyrusOne Group. During the Term and thereafter, Employee shall not disparage any member of the CyrusOne Group in any way which could adversely affect the goodwill, reputation and business relationships of the CyrusOne Group with the public generally, or with any of their customers, suppliers or employees. Employee understands and agrees that the CyrusOne Group shall be entitled to make any such public disclosures as are required by applicable law, rule or regulation regarding Employee, including termination of Employee’s employment with Employer, and that any public disclosures so made by the CyrusOne Group and other statements materially consistent with such public disclosures shall not be restricted in any manner by this Section 12.

13. Termination. (a) Termination for Terminating Disability. (i) Employer or Employee may terminate the Term upon Employee’s failure or inability to perform the services required hereunder, because of any physical or mental infirmity for which Employee receives disability benefits under any Disability Plans, over a period of one hundred twenty (120) consecutive working days during any twelve (12) consecutive month period (a “Terminating Disability”).

(ii) If Employer or Employee elects to terminate the Term in the event of a Terminating Disability, such termination shall be effective immediately upon the giving of written notice by the terminating party to the other party.

(iii) Upon termination of the Term on account of a Terminating Disability, Employer shall pay Employee Employee’s accrued compensation hereunder, whether Base Salary, Bonus or otherwise (subject to offset for any amounts received pursuant to the Disability Plans), to the date of termination. In the event of a Terminating Disability, Employer also shall provide Employee with disability benefits and all other benefits according to the provisions of the applicable Disability Plans and any other CyrusOne Group plans in which Employee is then participating. Furthermore, Employee shall continue to accrue service as an employee in accordance with the provisions of the applicable Disability Plans and pension plan(s). Upon termination of the Term on account of a Terminating Disability, any outstanding equity or non-equity incentive awards shall be treated in accordance with the applicable provisions of the applicable incentive plan or related award agreements.

(iv) If the parties elect not to terminate the Term upon an event of a Terminating Disability and Employee returns to active employment with Employer prior to such a termination, or if such disability exists for less than one hundred twenty consecutive working days, the provisions of this Agreement shall remain in full force and effect.

(b) Termination on Account of Death of Employee. The Term terminates immediately and automatically on the death of Employee; provided, however, that Employee’s estate shall be paid Employee’s accrued compensation hereunder, whether Base Salary, Bonus or otherwise, to the date of death. Upon termination of the Term on account of the death of Employee, any outstanding equity or non-equity incentive awards shall be treated in accordance with the applicable provisions of the applicable incentive plan or related award agreements.

(c) Termination by Employer for Cause. Employer may terminate the Term immediately, upon written notice to Employee, for Cause. For purposes of this Agreement, Employer shall have “Cause” to terminate the Term only if the Board determines that there has been fraud, misappropriation, embezzlement or misconduct constituting serious criminal activity on the part of Employee. Upon termination for Cause, Employee shall be entitled to receive only Employee’s accrued compensation hereunder, whether Base Salary, Bonus or otherwise, to the date of termination.

(d) Termination by Employer Other than for Cause, Death or Disability or by Employee in a Constructive Termination. Employer may terminate the Term immediately upon written notice to Employee for any reason and Employee may terminate the Term immediately upon written notice to Employer for any reason as provided in Section 13(f). In the event Employer terminates the Term for any reason other than those set forth in Sections 13(a), (b), (c) and (e), or in the event Employee terminates the Term, upon written notice to Employer, as a result of a Constructive Termination (as herein defined), other than within one year after a Change in Control (as provided in Section 13(e):

(i) on the date which is sixty (60) days after Employee’s termination of employment with Employer, subject to Employer’s receipt of Employee’s executed and irrevocable release as provided in Section 13(g), Employer shall pay Employee in a lump sum cash payment an amount equal to 2.0 times the sum of (A) Employee’s annual Base Salary rate in effect at the time of the termination of this Agreement and (B) the annual Bonus target, prorated to the date of termination;

(ii) for purposes of any outstanding stock option or other outstanding incentive award issued by the CyrusOne Group to Employee, the portion of any such outstanding award that would otherwise have vested on or prior to the end of the Severance Period (as herein defined) shall become vested and exercisable as of immediately before the termination of the Term (and Employee shall be afforded the opportunity to exercise them until the earlier of (1) the latest date, determined in accordance with the terms of such stock options or awards, that applies because such stock options or awards become vested and exercisable immediately before the termination of the Term or (2) the end of the Severance Period) and the restrictions applicable to the portion of any restricted stock award issued by the CyrusOne Group to Employee that would otherwise have lapsed on or prior to the end of the Severance Period shall lapse as of immediately before the termination of the Term;

(iii) if applicable, an amount equal to the sum of (a) any forfeitable benefits of Employee under any nonqualified (i.e., not qualified under Code Section 401(a)) pension, profit sharing, savings or deferred compensation plan of any member of the CyrusOne Group which would have vested prior to the end of the Severance Period if the Term had not terminated, plus (b) any additional vested benefits which would have accrued for Employee under any nonqualified defined benefit pension plan if the Term had not terminated prior to the end of the Severance Period and if Employee’s annual Base Salary and annual Bonus target had neither increased nor decreased after such termination, shall be payable by Employer at the same time and in the same manner as such benefits would have been paid under such plan or plans had such benefits become vested and accrued under such plan or plans at the time of the termination of the Term;

(iv) if applicable, an amount equal to the sum of (A) any forfeitable benefits of Employee under any qualified (i.e., qualified under Code Section 401(a)) pension, profit sharing, 401(k) or deferred compensation plan of any member of the CyrusOne Group which would have vested prior to the end of the Severance Period if the Term had not terminated, plus (B) any additional vested benefits which would have accrued for Employee under any qualified defined benefit pension plan if the Term had not terminated prior to the end of the Severance Period and if Employee’s annual Base Salary and annual Bonus target had neither increased nor decreased after such termination, shall be paid by Employer from its general assets (and not under such plan or plans) in one lump sum on the date which is sixty (60) days after Employee’s termination of employment with Employer, subject to Employer’s receipt of Employee’s executed and irrevocable release as provided in Section 13(g); and

(v) for the remainder of the Severance Period, Employer shall continue to provide Employee with medical, dental, vision and group term life coverage comparable to the medical, dental, vision and group term life coverage in effect for Employee immediately prior to the termination of the Term (with the cost of such benefits shared between Employee and Employer on a basis comparable to the cost-sharing of such benefits immediately prior to the termination of the Term), provided, however, that, with respect to benefits covered by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Employer may instead elect to pay or reimburse Employee’s COBRA payments for continued health and dental coverage. To the extent that Employee would have been eligible for any post-retirement medical, dental, vision or group term life benefits from Employer if Employee had continued in employment through the end of the Severance Period, Employer shall provide such post-retirement benefits to Employee after the end of the Severance Period.

(e) Terminations in Connection with a Change in Control. The Term shall terminate automatically in the event and at the time that both there is a Change in Control and either (A) Employee elects to terminate his employment with Employer within one year after the Change in Control as a result of Constructive Termination or (B) Employee’s employment with Employer is actually terminated by Employer within one year after the Change in Control for any reason other than those set forth in Sections 13(a), (b) and (c).

(i) In the event of a termination of the Term under this Section 13(e):

(A) on the date which is sixty (60) days after Employee’s termination of employment with Employer, subject to Employer’s receipt of Employee’s executed and irrevocable release as provided in Section 13(g), Employer shall pay Employee in a lump sum cash payment an amount equal to the product obtained by multiplying (1) the sum of the annual Base Salary rate in effect at the time of the termination of the Term and the annual Bonus target in effect at the time of such termination by (2) two;

(B) all outstanding stock options and other incentive awards issued by the CyrusOne Group to Employee that are not vested and exercisable at the time of the termination of the Term shall become immediately vested and exercisable

(and Employee shall be afforded the opportunity to exercise them until the earlier of (1) the latest date, determined in accordance with the terms of such stock options or awards, that would apply if such stock options or awards had become vested and exercisable immediately before the termination of the Term or (2) the end of the Severance Period) and the restrictions applicable to all outstanding restricted stock issued by the CyrusOne Group to Employee shall lapse upon the termination of the Term;

(C) an amount equal to the sum of (1) any forfeitable benefits of Employee under any nonqualified (i.e., not qualified under Code Section 401(a)) pension, profit sharing, savings or deferred compensation plan of any member of the CyrusOne Group which would have vested prior to the end of the Severance Period if the Term had not terminated, plus (2) any additional vested benefits which would have accrued for Employee under any nonqualified defined benefit pension plan if the Term had not terminated prior to the end of the Severance Period and if Employee’s annual Base Salary and annual Bonus target had neither increased nor decreased after such termination, shall be payable by Employer at the same time and in the same manner as such benefits would have been paid under such plan or plans had such benefits become vested and accrued under such plan or plans at the time of the termination of the Term;

(D) an amount equal to the sum of (1) any forfeitable benefits of Employee under any qualified (i.e., qualified under Code Section 401(a)) pension, profit sharing, 401(k) or deferred compensation plan of any member of the CyrusOne Group which would have vested prior to the end of the Severance Period if the Term had not terminated, plus (2) any additional vested benefits which would have accrued for Employee under any qualified defined benefit pension plan if the Term had not terminated prior to the end of the Severance Period and if Employee’s annual Base Salary and annual Bonus target had neither increased nor decreased after such termination, shall be paid by Employer from its general assets (and not under such plan or plans) in one lump sum on the date which is sixty (60) days after Employee’s termination of employment with Employer, subject to Employer’s receipt of Employee’s executed and irrevocable release as provided in Section 13(g);

(E) for the remainder of the Severance Period, Employer shall continue to provide Employee with medical, dental, vision and group term life coverage comparable to the medical, dental, vision and group term life coverage in effect for Employee immediately prior to the termination of the Term (with the cost of such benefits shared between Employee and Employer on a basis comparable to the cost-sharing of such benefits immediately prior to the termination of the Term), provided, however, that, with respect to benefits covered by COBRA, the Employer may instead elect to pay or reimburse Employee’s COBRA payments for continued health and dental coverage. To the extent that Employee would have been eligible for any post-retirement medical, dental, vision or group term life benefits from Employer if Employee had continued in employment through the end of the Severance Period, Employer shall provide such post-retirement benefits to Employee after the end of the Severance Period.

(ii) Notwithstanding any other provision in this Agreement, in the event that it is determined (by the reasonable computation of an independent nationally recognized certified public accounting firm that shall be selected by Employer prior to the applicable Change in Control (the “Accountant”)) that the aggregate amount of the payments, distributions, benefits and entitlements of any type payable by Employer or any affiliate to or for the benefit of Employee (including any payment, distribution, benefit or entitlement made by any person or entity effecting a Change in Control), in each case, that could be considered “parachute payments” within the meaning of Section 280G of the Code (such payments, the “Parachute Payments”) that, but for this Section 13(e)(ii) would be payable to Employee, exceeds the greatest amount of Parachute Payments that could be paid to Employee without giving rise to any liability for any excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest or penalties, collectively referred to as the “Excise Tax”), then the aggregate amount of Parachute Payments payable to Employee shall not exceed the amount which produces the greatest after-tax benefit to Employee after taking into account any Excise Tax to be payable by Employee. For the avoidance of doubt, this provision shall reduce the amount of Parachute Payments otherwise payable to Employee, if doing so would place Employee in a more favorable net after-tax economic position as compared with not reducing the amount of Parachute Payments (taking into account the Excise Tax payable in respect of such Parachute Payments).

(f) Voluntary Resignation by Employee (other than as a result of Constructive Termination). Employee may resign upon 60 days’ prior written notice to Employer. In the event of a resignation under this Section 13(f), the Term shall terminate and Employee shall be entitled to receive Employee’s Base Salary through the date of termination, any Bonus earned but not paid at the time of termination and any other vested compensation or benefits called for under any compensation plan or program of any member of the CyrusOne Group.

(g) Section 13 Payments and Release. Upon termination of the Term as a result of an event of termination described in this Section 13 and except for Employer’s payment of the required payments under this Section 13 (including any Base Salary accrued through the date of termination, any Bonus earned for the year preceding the year in which the termination occurs and any nonforfeitable amounts payable under any employee plan), all further compensation under this Agreement shall terminate. Employee further agrees that as a condition precedent to Employee’s receipt of payments under this Section 13 (other than any Base Salary accrued through the date of termination, any Bonus earned for the year preceding the year in which the termination occurs and all payments pursuant to Section 13(e), upon the request of Employer and by a reasonable deadline set by Employer (to ensure that payments can be made by the dates specified in this Section 13 following the expiration of the time for revocation of such release as permitted by law), Employee shall execute and not revoke a release of claims against the CyrusOne Group, which release shall contain customary and appropriate terms and conditions as determined in good faith by Employer.

(h) Certain Surviving Rights. The termination of the Term shall not amend, alter or modify the rights and obligations of the parties under Sections 7, 8, 9, 10, 11 and 12, the terms of which shall survive the termination of the Term.

(i) Additional Terms. To the extent provided below, the following provisions apply under this Section 13 and the other provisions of the Agreement.

(i) Notwithstanding any other provision of this Agreement, for purposes of Sections 13(d) and 13(e), “Severance Period” means the one year period beginning at the time of the termination of the Term.

(ii) “Change in Control” has the meaning set forth in The CyrusOne 2012 Long Term Incentive Plan.

(iii) Except as set forth in Section 14, below, for purposes of Section 13(d) and 13(e), “Constructive Termination” shall be deemed to have occurred if, without Employee’s consent, (A) there is a material adverse change in Employee’s reporting responsibilities set forth in Section 3(a) or there is otherwise a material reduction by the CyrusOne Group in Employee’s authority, reporting relationship or responsibilities, (B) there is a material reduction by the CyrusOne Group in Employee’s Base Salary or Bonus target, or (C) Employee is required by Employer to relocate more than 50 miles from his designated office in effect as of the Effective Date.

(iv) When an amount (referred to in this Section 13(i)(iv) as the “principal sum”) that is payable under Section 13(d)(i), 13(d)(iv), 13(e)(i)(A) or 13(e)(i)(D) on the date which is sixty (60) days after Employee’s termination of employment with Employer is paid, such payment shall also include an amount that is equal to the amount of interest that would have been earned by such principal sum for the period from the date of Employee’s termination of employment with Employer to the date which is sixty (60) days after Employee’s termination of employment had such principal sum earned interest for such period at an annual rate of interest of 3.5%.

(v) To the extent that any of the benefits applicable to medical, dental and vision coverage provided to Employee under Section 13(d)(v) or 13(e)(i)(E) (referred to in this Section 13(i) as “healthcare plan benefits”) are subject to Federal income taxation, the following conditions shall apply:

(A) the amount of healthcare plan benefits provided or paid during any tax year of Employee under Section 13(d)(v) or 13(e)(i)(E) shall not affect the amount of healthcare plan benefits that are provided or eligible for payment in any other tax years of Employee (disregarding any limit on the amount of medical expenses, as defined in Code Section 213(d), that may be paid or reimbursed over some or all of the period in which such coverage is in effect because of a lifetime, annual or similar limit on any covered person’s expenses that can be paid or reimbursed under Employer’s health care plans under which the terms of such coverage is determined);

(B) the payment or reimbursement of an expense for healthcare plan benefits that is eligible for payment or reimbursement shall not be made prior to the date immediately following the date which is sixty (60) days after Employee’s termination of employment with Employer and shall in any event be made no later than the last day of the tax year of Employee next following the tax year of Employee in which the expense is incurred; and

(C) Employee’s right to healthcare plan benefits shall not be subject to liquidation or exchange for any other benefit.

(vi) This Agreement and the amounts payable and other benefits hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Code. This Agreement shall be administered, interpreted and construed in a manner consistent with Section 409A. If any provision of this Agreement is found not to comply with, or otherwise not to be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Board or Compensation Committee thereof and without requiring Employee’s consent, in such manner as the Board or Compensation Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A. Each payment under this Agreement shall be treated as a separate identified payment for purposes of Section 409A. The preceding provisions shall not be construed as a guarantee by Employer of any particular tax effect to Employee of the payments and other benefits under this Agreement.

(A) With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Employee, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(B) If a payment obligation under this Agreement arises on account of Employee’s termination of employment and if such payment is subject to Section 409A, the payment shall be paid only in connection with Employee’s “separation from service” (as defined in Treas. Reg. Section 1.409A-1(h)). If a payment obligation under this Agreement arises on account of Employee’s “separation from service” (as defined under Treas. Reg. Section 1.409A-1(h)) while Employee is a “specified employee” (as defined under Treas. Reg. Section 1.409A-1(h) and using the identification methodology selected by Employer from time to time), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3)

through (b)(12)) that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of Employee’s separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of Employee’s estate following his death.

14. Assignment. (a) As this is an agreement for personal services involving a relation of confidence and a trust between Employer and Employee, all rights and duties of Employee arising under this Agreement, and the Agreement itself, are non-assignable by Employee. Employee acknowledges that Employer may elect to assign this Agreement to an affiliate.

(b) Employee acknowledges this Agreement is being entered into in connection with the IPO and shall supersede and replace the Prior Agreement. Employee acknowledges and agrees that notwithstanding anything herein or in the Prior Agreement to the contrary, neither the execution of this Agreement nor the termination of the Prior Agreement nor Employee’s resignation from his positions with CBI pursuant to the terms of the Resignation Letter, shall constitute a Constructive Termination (as defined in the Prior Agreement) of employment for purposes of the Prior Agreement, and Employee shall not be entitled to any severance-related payments or benefits in connection with Employee’s resignation from his positions with CBI, except as set forth in the Resignation Letter. Further, Employee acknowledges and agrees that notwithstanding anything herein, in the CyrusOne 2012 Long Term Incentive Plan, or in the Prior Agreement to the contrary, the IPO shall not be deemed to constitute a Change in Control for purposes of this Agreement, the CyrusOne 2012 Long Term Incentive Plan or the Prior Agreement.

15. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if delivered personally or by certified mail to Employee at Employee’s place of residence as then recorded on the books of Employer or to Employer at its principal office.

16. Waiver. No waiver or modification of this Agreement or the terms contained herein shall be valid unless in writing and duly executed by the party to be charged therewith. The waiver by any party hereto of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such party.

17. Governing Law; Venue. This Agreement shall be governed by the laws of the State of Texas and, to the extent applicable, Federal law, and the parties agree to submit to the jurisdiction of the state and Federal courts sitting in Dallas, Texas counties for all disputes hereunder; provided that, arbitration of claims under Section 10(b)(ii) shall take place in Dallas, Texas.

18. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to Employee’s employment by Employer. There are no other contracts, agreements or understandings, whether oral or written, existing between them except as contained or referred to in this Agreement.

19. Severability. In case anyone or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or other enforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions have never been contained herein.

20. Successors and Assigns. Subject to the requirements of Section 14 above, this Agreement shall be binding upon Employee, Employer and Employer’s successors and assigns.

21. Confidentiality of Agreement Terms. The terms of this Agreement shall be held in strict confidence by Employee and shall not be disclosed by Employee to anyone other than Employee’s spouse, Employee’s legal counsel and Employee’s other advisors, unless required by law. Further, except as provided in the preceding sentence, Employee shall not reveal the existence of this Agreement or discuss its terms with any person (including but not limited to any employee of the CyrusOne Group) without the express authorization of the President of CyrusOne; provided that Employee shall advise any prospective new employer of the existence of Employee’s non-competition, confidentiality and similar obligations under this Agreement and Employer has the right to disclose these same obligations to third-parties if it deems such disclosure necessary to protect its interests. To the extent that the terms of this Agreement have been disclosed by the CyrusOne Group, in a public filing or otherwise, the confidentiality requirements of this Section 21 shall no longer apply to such terms.

22. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

CYRUSONE LLC,

by	/s/ John F. Cassidy
	Name:	John F. Cassidy
	Title:	Chairman

Date:	January 24, 2013

EMPLOYEE,

by	/s/ Gary J. Wojtaszek
	Name:	Gary J. Wojtaszek
	Title:	President & Chief Executive Officer

Date:	January 24, 2013

SCHEDULE 1

(Section 6(c) Benefits)

NONE

20